Exhibit 4.29

House Rental Contract

Number ：FSFDC-HT-2025-08

Party A: Xiamen Fengsheng Real Estate Agency Co., Ltd.

Contact Address: Room 706, No. 611, Sishui Road, Huli District, Xiamen City

Party B: Xiamen Star Fashion Culture Media Co., Ltd.

Contact Address: Unit 1203, No. 611 Sishui Road, Huli District, Xiamen

Unit 1203, No. 611 Sishui Road, Huli District, Xiamen City, is a property owned by Green Fortune (Xiamen) Investment Co., Ltd. The company now authorizes Xiamen Fengsheng Real Estate Agency Co., Ltd. to handle the external leasing business of this property. The parties to this contract, through mutual negotiation, have agreed to sign this contract regarding Party B's lease of the following property, to be jointly adhered to by both parties.

Article 1 Leased Property and Purpose of Lease

1.1 Party A shall lease to Party B the unit 1203 located at No. 611 Sishui Road, Huli District, Xiamen (hereinafter referred to as the "Leased Property"). The construction area of the Leased Property is 33 square meters. Party B has full understanding of the current condition, ownership status, property management, and facilities of the Leased Property and has no objections, agreeing to lease it as is.

1.2 The lease term shall be 1 year, from May 1, 2025, to April 30, 2026.

1.3 The specific location of the Leased Property is shown in Attachment 3 to this contract, "Floor Plan of the Leased Property," marked by red lines. The red lines are provided only for location identification and convenience of recognition.

1.4 Party A leases the Leased Property to Party B for office use. Without Party A's written consent, it shall not be used for other purposes.

Article 2 Rent, Fees, and Payment Method

2.1 After negotiation between both parties, the rent for the premises shall be calculated and paid according to the following standards and methods:

(1) From May 1, 2025, to April 30, 2026, the rent shall be 60 RMB/m² per month;

(2) The rent shall be paid quarterly in advance (one quarter consists of three calendar months). Except for the rent of the first quarter which shall be paid on the date of signing the contract, Party B shall pay the rent for the next quarter to the account designated by Party A no later than 10 days before the end of each quarter. The rent for the first quarter (May 1, 2025, to July 31, 2025) is 5,940 RMB (in words: Five Thousand Nine Hundred Forty Yuan Only). The rent for the second quarter (August 1, 2025, to October 31, 2025) is 5,940 RMB, payable before July 20, 2025, and the rent for the third quarter shall be paid before October 20, 2025. The detailed payment schedule for Party B is set out in Attachment 1: "Detailed Rent Payment Schedule by Client During the Lease Term".

2.2 Party B shall pay the full rent to the account designated by Party A as agreed. After receiving the payment, Party A shall issue a rent invoice to Party B. If Party B changes the payer, it shall notify Party A in writing; otherwise, it will be regarded as unpaid rent.

2.3 Party A's bank account:Account Name: Xiamen Fengsheng Real Estate Agency Co., Ltd.Bank: Construction Bank, Free Trade Zone Aviation Port BranchAccount Number: 35101570201052513028

2.4 Performance DepositUpon signing the contract, Party B shall pay Party A a performance deposit equivalent to 1 month's rent for the first year (not less than 1 month), i.e., ¥1980 (in words: One Thousand Nine Hundred and Eighty Yuan), as a performance security deposit. If the contract is fully performed without Party B committing a breach, Party A shall return the performance deposit to Party B without interest within 7 days after both parties have settled the rights and obligations under the lease. If Party B breaches the contract or causes losses to Party A, Party A has the right to deduct the compensation for losses from the performance deposit at any time; if the deposit is insufficient to cover Party A's losses, Party B shall compensate the difference. Additionally, if the balance of the performance deposit falls below 80%, Party B shall supplement the deposit within 7 days or within 7 days after being reminded by Party A. Otherwise, it will be regarded as Party B being unable to perform, and Party A has the right to terminate the contract. Party B shall compensate Party A for losses and bear corresponding liabilities for breach of contract according to this agreement.During the lease term, Party B shall not deduct rent or other fees from the performance deposit for any reason.2.5 Party B shall bear all costs related to the use of the leased premises, including water, electricity, telephone, internet, and other expenses.

Article 3: Renovation and Use of Leased Property

3.1 Party A shall deliver the leased property to Party B on or before the commencement date of the lease term. Party B shall promptly complete the handover procedures; otherwise, Party A has the right to regard the lease commencement date as the date of property delivery. If Party B has not fully paid the initial rent and performance deposit, Party A has the right to delay the delivery of the leased property, and Party B shall still pay rent from the lease commencement date specified in this contract. If the leased property cannot be delivered due to objective reasons such as delayed inspection by relevant government authorities, Party A may request to postpone the delivery date, and both parties agree to extend the delivery date accordingly until the leased property can be delivered, with the lease term also extended correspondingly. Party B shall not make any claims or terminate this contract early.

3.2 Before renovating the property, Party B must obtain a written fire inspection approval from the competent fire authorities in Xiamen and obtain Party A's written consent prior to commencing construction. If Party B undertakes renovations without obtaining fire approval, Party B shall bear all resulting responsibilities, and Party A has the right to terminate this contract and require Party B to restore the property to its original condition.

3.3 Party B shall provide Party A with a specific decoration plan, including design drawings, detailed information on decoration materials, floor plans, electrical and weak current distribution diagrams, and other written materials, and carry out the decoration according to the approved plan. During the decoration period, Party B shall comply with the management regulations of Party A and the property management company and shall not affect the business activities of other tenants in the building. Party B is responsible for the legality, rationality, and subsequent matters of any decoration project plan and shall bear the corresponding responsibilities; the approval of Party B's decoration plan by Party A and the designated property management company does not mean that they agree to be responsible for any disputes, damages, or losses arising from the decoration. Any disputes or liabilities arising from Party B's decoration shall be solely borne by Party B.

3.4 If Party B's decoration causes any personal injury or property damage to a third party due to insufficient protective measures, Party A shall not bear compensation, which shall be the sole responsibility of Party B.

3.5 During the lease period, Party B shall accept and cooperate with the unified management of Party A and the property management company. Party B, Party B's employees, and any other persons permitted by Party B to enter the leased premises shall comply with the property rules established by Party A and the property management company.

3.6 During the lease period, if Party B wishes to organize commercial promotion activities within Jinlv Plaza or outside the leased area, it must obtain Party A's prior written consent and pay the necessary fees to Party A and the property management service company entrusted by Party A. The specific fee standards shall be determined by Party A and the entrusted property management company. If Party B carries out such activities without Party A's written consent, any profits obtained shall belong to Party A. In addition, Party B shall bear full compensation for any losses caused to Party A or third parties, and Party A has the right to terminate this contract.

3.7 If Party B improperly uses the leased property, causing damage or malfunction to the property or facilities, Party B shall be responsible for timely repair or compensation. If Party B refuses to repair or compensate, Party A may carry out the repair on its behalf, and the repair costs shall be borne by Party B (Party A has the priority to advance the payment and has the right to claim reimbursement from Party B).

3.8 Party B shall not sublease or assign the lease without permission, and third parties unrelated to this contract shall not move in or use the leased property.

3.9 When Party B's entity name needs to be changed for the first time, Party B shall promptly notify Party A in writing. After Party A's approval, the relevant amendments to this contract shall be made; otherwise, it shall be considered a breach by Party B. If Party B changes the name again, Party B shall pay Party A a name change fee of 2,000 yuan. The determination of Party B's entity name change shall be based on the name change registration certificate issued by the Administration for Industry and Commerce.

3.10 During the lease term, in case of emergencies such as fire, Party A may forcibly enter the leased property without prior notice, and Party A shall not be liable for any damage caused to Party B due to such forced entry, except in cases of gross negligence by Party A.

3.11 If the leased property suffers explosions, theft, damage, or other similar safety issues after delivery (Party B shall seek civil compensation from the directly responsible party), or if Party B unilaterally dismantles or alters the structure of the property causing personal injury or property loss to any third party, Party B shall bear full compensation responsibility, which shall not involve Party A.

3.12 During the lease term, Party B shall have the right to use shared areas of Jinlv Plaza together and equally with all other tenants of Jinlv Plaza according to its normal business needs while complying with management regulations established by Party A and the property management company entrusted by Party A. Shared areas include, but are not limited to, stairs, passages, restrooms, elevators, and escalators. However, Party A or the entrusted property management company has the right to reasonably impose temporary restrictions on the use of shared areas according to the actual situation.

3.13 Upon the expiration of the lease term, if Party B wishes to continue leasing the property, Party B shall submit a written request for renewal within 60 days before the lease expires. Under the same conditions, Party B shall have the priority to lease the property.

3.14 When Party A transfers the property, this lease contract shall be transferred together to ensure Party B's normal use of the leased property. Party B shall not prevent Party A's transfer on the grounds of its lease rights and hereby expressly waives any right of first refusal.

3.15 Party A and Party B agree that Party A shall not bear any economic or legal responsibility if the following circumstances affect Party B or the leased property:(1) Party B engages in illegal operations;(2) Damage to buildings/leased property equipment or facilities caused by Party B;(3) Loss or damage caused by illegal actions of any third party;(4) Interruption of external public utilities (such as electricity, gas, water supply, communication, sewage, etc.);(5) Fire safety inspections, drills, or other administrative actions conducted by higher authorities;(6) Emergency measures taken by Party A to maintain order in the property in the event of an unexpected incident;(7) Other events not caused by Party A's intentional misconduct or negligence, or events beyond Party A's control.

3.16 At any time during the lease term: Party B shall ensure that there is no objectionable noise, odor, or other disturbances in the property. Without limiting the foregoing, Party B shall collect all garbage and waste in clean and tidy garbage bins in the areas designated by Party A, and shall arrange for the regular collection and transportation of garbage or waste at its own expense. Alternatively, if Party A deems it necessary to have all waste handled by a single contractor, Party B shall cooperate with the hiring of the garbage disposal contractor designated by Party A.

3.17 Party B shall not allow anything to occur in the premises or related to the leased premises that may in any way cause unreasonable interference, harm, or obstruction to the public or other tenants or users of Party A, or negatively affect Party A's ex4-29 or reputation.

3.18 Party B shall not use the premises for residential, overnight, or other living purposes, and aside from normal safe use of a microwave, shall not use other kitchen appliances for cooking or food preparation inside the premises.

3.19 Except as otherwise provided in this contract, during the lease term, Party B must maintain the premises and its equipment and facilities in rentable and good condition. Party B shall also, in accordance with Party A's regulations, bear the cost of periodic maintenance, repairs, and decorations to keep the premises and its interior clean and aesthetically pleasing. Party B shall be responsible for any personal injury, property damage, falling objects, collapse, and all associated costs arising from interior decoration works or daily maintenance of related facilities and equipment, and Party A shall not bear any legal responsibility. During the lease term, any accidents caused by Party B's decoration work quality, lack of maintenance, aging or malfunction of facilities and equipment (including but not limited to equipment falling, collapse, machinery toppling, electric shock, short circuit, etc.) that result in personal or property damage shall be fully borne by Party B.

3.20 Party A has the right, without notice, to remove and dispose of any packing boxes, cartons, trash, or any other types of obstacles left behind or not properly handled by Party B outside the premises in any manner deemed appropriate by Party A. Party A shall not assume any liability to Party B or any third party as a result. Party B must reimburse Party A for all expenses or costs incurred in carrying out the provisions of this clause.

Article 4 Termination and Cancellation of the Contract

4.1 The contract shall terminate upon the expiration of its term.

4.2 If Party A delays delivering the leased property to Party B for more than 15 days, it constitutes a breach of contract, and Party B has the right to unilaterally cancel the contract.

4.3 Party A has the right to unilaterally cancel the contract under the following circumstances:(1) Party B delays payment of rent to Party A for more than 15 days;(2) Party B modifies the main structure, load-bearing structure, or expands the leased property without Party A’s written consent and fails to rectify within 7 days after Party A issues a correction notice;(3) Party B changes the business operations or purpose of the leased property without Party A’s written consent;(4) Party B or its employees engage in suspected illegal or criminal activities within the leased property;(5) Party B subleases, sublets, or lends all or part of the leased property to a third party without authorization.

4.4 When the contract terminates due to the expiration of the lease term, Party B’s breach, or Party A exercising its right to cancel the contract, Party B must return the leased property to Party A within 7 days from the date of contract termination. If Party B fails to vacate and return the property on time, Party A may repossess the leased property directly, and any belongings within the property shall be regarded as abandoned and disposed of by Party A at the expense of Party B. Party A also has the right to forfeit Party B’s performance bond.

4.5 Upon termination of the contract for any reason, the returned leased property should conform to the following provisions:(1) For office use: At the termination of the contract, Party B shall restore the leased property to its original condition and bear the relevant costs. However, if Party A agrees in writing to maintain the current state, restoration may not be required. The standard for restoration shall be based on the condition of the property when delivered to Party B, ensuring the normal use of electrical wiring, intact floors, walls, and ceilings, proper functioning of switches and lighting fixtures, normal operation of doors, partitions, locks, and other facilities and equipment, and removal of worthless items, debris, and garbage, keeping the property clean and tidy.(2) For store use: When returning the leased property, Party B shall maintain the structure of the property as is, ensure normal use of electrical wiring, keep floors, walls, and ceilings intact, ensure switches and lighting fixtures function properly, doors, partitions, and locks operate normally, remove worthless items, debris, and garbage, and keep the property clean and tidy.

4.6 If the contract is terminated or canceled due to Party B's reasons, the security deposit and rent shall not be refunded.

Article 5: Liability for Breach of Contract

5.1 If Party B fails to pay rent and fees, a late fee of 0.05% of the outstanding amount per day shall be paid to Party A. If Party B's payment of rent and fees is overdue by more than 15 days, in addition to paying the late fees as described above, Party A has the right to unilaterally terminate the contract, repossess the premises, and forfeit Party B's performance bond after giving written notice to Party B.

5.2 If Party A delays the delivery of the leased property for more than 30 days, Party B has the right to terminate the contract, and Party A shall return Party B's performance bond. If the delay in delivery is due to reasons caused by Party B or force majeure, Party A shall not be considered in breach.

5.3 In addition to paying the liquidated damages and compensating for losses as stipulated in this contract, the defaulting party shall also compensate the non-defaulting party for costs incurred to protect its legal rights, including but not limited to arbitration fees, notarization fees, preservation fees, preservation guarantee fees, attorney fees, travel expenses, appraisal fees, and other losses.

Article 6: Integrity Clause

6.1 Both Parties A and B commit to adhere to the principles of voluntariness, fairness, equivalent exchange, and honesty in business activities, and guarantee that during the contract signing, performance, and throughout the process, they will follow the principles of openness, fairness, impartiality, integrity, and transparency (except where commercial secrets or contract documents are legally stipulated otherwise). They shall not seek improper benefits that harm the interests of the state, collective, or company.

6.2 Party B guarantees that it and its staff will maintain normal business interactions with Party A, conduct business activities according to relevant laws, regulations, and procedures, and comply with the following provisions:

(1) Not provide or give Party A's staff any cash, securities, valuable items, kickbacks, benefits, or gratuities for any reason;

(2) Not reimburse Party A's staff for expenses that should be personally borne by them for any reason;

(3) Not accept or imply acceptance of facilitating renovations, weddings, funerals, work arrangements for spouses or children, or travel abroad/tours for Party A's staff;

(4) Not provide Party A's staff with communication tools, transportation, or high-end office supplies;

(5) Not invite relevant personnel of Party A to any banquets, travels, recreational, or entertainment activities that may affect their impartial performance of duties;

(6) Not promise to provide benefits to Party A's staff afterwards, nor provide any other improper benefits to Party A's staff through other means.

(7) Do not provide any kickbacks, service fees, or other benefits to Party A's related personnel under any name;

(8) Do not obtain Party A's business secrets by any improper means, and do not participate in Party A's various bidding activities through collusion or other improper methods;

(9) Do not privately handle contract issues or other business matters with Party A's related personnel, or privately negotiate or reach agreements that harm Party A's interests;

(10) Do not collude with Party A's related personnel in improper activities or activities that harm Party A's interests;

(11) Do not commit any other acts of bribery to Party A's related personnel or acts that harm Party A's interests;

(12) The term 'improper benefits' mentioned in the above clauses includes but is not limited to money and physical items. These may include kickbacks, commissions, shares, shareholder qualifications, bonds, promotional fees, sponsorship fees, advertising expenses, labor fees, red envelopes, gifts, membership cards containing amounts, token cards (vouchers), travel expenses, employment opportunities, project opportunities, various high-end daily necessities, luxury goods, handicrafts, collectibles, real estate, vehicles, debt remission, providing guarantees, free entertainment, travel, inspections, providing home renovations, loaning funds, borrowing items, special treatment, and other property or non-property benefits.

6.3 If Party A discovers that Party B or its solicitors have committed any of the above acts, Party A has the right to take the following measures (may use multiple measures simultaneously), and Party B shall unconditionally accept them.

(1) If the act is discovered before the relevant business contract is signed, Party A has the right to refuse or terminate Party B's participation in the business activity;

(2) If the act is discovered after the relevant business contract is signed, it shall be regarded as a fundamental breach by Party B. Party B agrees to pay Party A liquidated damages of 30% of the total contract price. Party A also has the right to unilaterally terminate the contract. If any loss is caused to Party A, Party B shall also compensate Party A for the loss; in serious cases, Party A has the right to report to judicial authorities, and Party B shall unconditionally cooperate with Party A and the judicial authorities in the investigation;

(3) If the actions of Party B's personnel or solicitors involve money or property, Party B agrees to bear a fine at a standard of twenty times the amount given;

(4) If the act is discovered after the termination of the business activity, Party B still agrees to assume responsibility in accordance with clauses 2 and 3 of this article;

(5) Party B guarantees that the above-mentioned liquidated damages, compensation, and fines will be paid within ten days of receiving notice from Party A; Party A may also deduct the amounts at any time from sums payable to Party B.

6.4 This clause is one of the important clauses of this business activity and has independent legal effect. The content of other contracts or documents may only complement but not replace this clause; even if other contracts or documents are invalid, it does not affect the effectiveness of this clause.

Article 7 Other Provisions

7.1 Taxes and FeesTaxes and fees related to this contract shall be borne by both parties in accordance with applicable laws and regulations. For matters not stipulated by law, the parties shall share them equally.

7.2 Notices

(1) Any notice or document submitted by either party to the other under this contract shall be delivered in writing to the address and contact information recorded in this contract and shall be deemed delivered on the third day after mailing.

(2) If either party changes the address, contact person, phone number, or other information recorded in the contract during its performance, it shall promptly notify the other party in writing of the change.

(3) The addresses listed in this contract are confirmed by the parties as their legal service addresses. In the event of a dispute arising from this contract and submitted to arbitration or litigation, such addresses shall serve as the legal service addresses during arbitration or litigation.

(4) Party B confirms that during the lease term, the property shall serve as Party B’s valid notice address. Party A has the right to choose to post notices under this contract inside the property or on the doors, windows, or walls. Such notices shall be deemed delivered to Party B once posted, and Party B shall be aware of the content of the notice on the day it is posted.

7.3 This contract shall take effect upon signature or seal by both parties. For matters not covered in this contract, both parties may negotiate and sign a supplementary agreement, which shall have the same legal effect as this contract. The contents listed in the annexes of this contract are also part of this contract and carry the same legal effect.

7.4 Upon vacating the property, Party B must cancel the business license registered for this property within one month after moving out. If it is not processed within the time limit, Party B shall bear all legal responsibilities and all economic losses of Party A.

7.5 Any disputes arising during the performance of this contract shall be resolved through negotiation. If negotiation fails, arbitration shall be applied for with the Xiamen Arbitration Commission.

7.6 This contract is executed in two original copies, one held by Party A and one held by Party B, both having the same legal effect.

Party A: Xiamen Fengsheng Real Estate Agency Co., Ltd.Legal representative or authorized representative:

Contact number: 0592-577922

Party B: Xiamen Xingji Fashion Culture Media Co., Ltd.

Legal Representative or Authorized Representative:

Contact Information:

Date of Signing: May 1, 2025

Attachment List:

1. Detailed statement of rent payments made by the client during the lease term

2. Detailed statement of the first payment under the contract

3. Floor plan of the leased item

4. Various valid documents of Party B (business license, ID card) (stamped)

Appendix I: Detailed List of Rent Payments Made by the Customer During the Lease Term

Start Date	End Date	Building area (m²)	Incremental method	Rental Unit Price (RMB)/ m²)	Rent payment time	Rent (RMB)
2025.5.1	2025.7.31	33	None	60	2025.4.20	5940
2025.8.1	2025.10.31				2025.7.21	5940
2025.11.1	2026.1.31.				2025.10.21	5940
2026.2.1	2026.4.30				2026.1.21	5940
SUM						23760

Appendix II: Detailed Statement of Initial Contract Payment

Initial Payment Fee List for Unit 1203, Jinlü Square
Expense Item	Unit area (m²)	Charge sign (RMB/m²·month))	Expense Period	Initial Payment Amount (RMB)	SUM (RMB)
Rent	33	60	3 months	5940	5940	Account Name: Xiamen Fengsheng Real Estate Agency Co., Ltd. Bank: CCB Free Trade Zone Airport BranchAccount Number: 35101570201052513028
Performance Bond		60	1month Contract expires, refundable	Postponed from the previous period	Postponed from the previous period
Property management fee		6	3 months	594	594	Account Name: Fujian Jiabang Property Management Co., Ltd.Bank: China Construction Bank, Xiamen Branch, Business DepartmentAccount Number: 35101535001059888666
Public Maintenance Fund		1	3 months	99	99
Water and electricity turnoverMoney		15	Upon contract expiration, water and electricity bills must be settled before a refund can be processed.	Postponed from the previous period	Postponed from the previous period
SUM					6633
Note: The collection of property management fees and public maintenance funds is calculated from the start date of the lease term (see the property service contract for details).

Appendix III, Floor Plan